As filed with the Securities and Exchange Commission on May 2, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EL PASO ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Texas	74-0607870
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

123 W. MILLS AVE

EL PASO TX 79901

(Address of principal executive offices) (Zip Code)

2007 LONG-TERM INCENTIVE PLAN

(Full title of the Plan)

GARY HEDRICK

PRESIDENT AND CHIEF EXECUTIVE OFFICER

EL PASO ELECTRIC COMPANY

123 W. MILLS AVE

EL PASO TX 79901

(915) 543-5711

(Name, address including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Daniel G. Kelly, Jr.

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	1,000,000 shares	$26.68	$26,680,000	$820

(1)	Registration Statement also covers an indeterminable number of additional shares that Registrant may issue to prevent dilution in the event of stock splits, stock dividends or similar transactions under the terms of the Plan.
(2)	Calculated under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on April 27, 2007 as reported by the New York Stock Exchange.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007;

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 26, 2007, March 8, 2007 and March 26, 2007; and

(c)	The descriptions of the terms, rights and provisions applicable to Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the 1934 Act on November 26, 2002, including any amendments or reports filed for the purpose of updating such descriptions.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Articles provide that a past or present director will not be liable to the Registrant or its shareholders for monetary damages for acts or omissions occurring in the director’s capacity as a director, to the extent permitted by Texas law. Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may eliminate or limit a director’s monetary damages for acts or omissions in the director’s capacity as a director, except that the limitation or elimination of liability cannot be extended to the extent that a director is found liable for breach of duty of loyalty to the corporation or shareholders, an act or omission not in good faith that constitutes a breach of duty to the corporation, an act or omission that involves intentional misconduct, a knowing violation of the law, receipt of improper benefits, or liability of a director that is expressly provided by an applicable statute.

The Registrant’s Articles require the Registrant to indemnify and advance expenses to a person who is named as a party as a result of his or her position as an officer or director of the Registrant to the full extent permitted by Texas law.

Under Article 2.02-1 of the TBCA, a corporation must indemnify a director or officer for reasonable expenses (including attorneys’ fees) incurred in connection with the successful defense on the merits of a proceeding in which the director or officer is a party as a result of being a director or officer. In addition, the TBCA permits indemnification for reasonable expenses (including attorney’s fees), judgments, fines, penalties and settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful; except that if such person is found liable to the corporation or for receiving improper personal benefits, in which case the indemnification is limited to reasonable expenses actually incurred, or if the person is found liable for willful or intentional misconduct in the performance of his or her duty to the corporation, in which case no indemnification is permitted.

Article 2.02-1 of the TBCA also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of an officer, director, employee or agent against any liability arising out of such person’s status as a director, officer, employee, or agent of the corporation, whether or not the corporation would have the powers to indemnify the person. The Registrant has also entered into indemnity agreements with each officer and director pursuant to which the Registrant is required to indemnify such officers and directors to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	El Paso Electric Company 2007 Long-Term Incentive Plan.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification foregoing provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on the 2nd day of May, 2007.

EL PASO ELECTRIC COMPANY

By:	/s/ Gary R. Hedrick
Name:	Gary R. Hedrick
Title:	President and Chief Executive Officer (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of El Paso Electric Company, a Texas corporation, do hereby constitute and appoint Gary R. Hedrick, Scott D. Wilson and Gary D. Sanders, and each one of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary R. Hedrick (Gary R. Hedrick)	President and Chief Executive Officer (Principal Executive Officer) and Director	May 2, 2007

/s/ Scott D. Wilson (Scott D. Wilson)	Executive Vice President, Chief Financial and Administrative Officer (Principal Financial Officer)	May 2, 2007

/s/ David G. Carpenter (David G. Carpenter)	Vice President, Corporate Planning and Controller	May 2, 2007

/s/ J. Robert Brown (J. Robert Brown)	Director	May 2, 2007

/s/ James W. Cicconi (James W. Cicconi)	Director	May 2, 2007

/s/ George W. Edwards, Jr. (George W. Edwards, Jr.)	Director	May 2, 2007

/s/ Ramiro Guzman (Ramiro Guzman)	Director	May 2, 2007

/s/ James W. Harris (James W. Harris)	Director	May 2, 2007

/s/ Kenneth R. Heitz (Kenneth R. Heitz)	Director	May 2, 2007

/s/ Patricia Z. Holland-Branch (Patricia Z. Holland-Branch)	Director	May 2, 2007

/s/ Michael K. Parks (Michael K. Parks)	Director	May 2, 2007

/s/ Eric B. Siegel (Eric B. Siegel)	Director	May 2, 2007

/s/ Stephen N. Wertheimer (Stephen N. Wertheimer)	Director	May 2, 2007

/s/ Charles A. Yamarone (Charles A. Yamarone)	Director	May 2, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	El Paso Electric Company 2007 Long-Term Incentive Plan.